EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Burger King Holdings, Inc.:

We consent to the use of our report dated August 31, 2006, with respect to the consolidated balance sheets of Burger King Holdings, Inc. as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2006, incorporated herein by reference.

/s/ KPMG LLP
October 20, 2006
Miami, Florida
Certified Public Accountants